Exhibit 99.1

ENERGYCONNECT GROUP INC.  REPORTS THIRD QUARTER PROFIT

SAN JOSE, CA – November 12, 2009 -- EnergyConnect Group, Inc. (OTC Bulletin Board: ECNG) announced financial results today for the three and nine-months ended October 3, 2009.  The Company announced revenues from operations of $10,338,000 for the third quarter 2009 with net income of $528,000.

“We are pleased with the continued improvement in our operating results. Revenue for the period reflects the solid foundation of business that we’ve established this year in the capacity markets” commented Kevin Evans, EnergyConnect’s President and Chief Executive Officer. “The Company’s performance remains on track with our expectations given the reduced loads, mild summer and historically low electricity prices.”

The Company recorded net income of $528,000 or $0.01 per share for the three months ended October 3, 2009, compared to net income of $2,164,000 or $0.02 per share for the three months ended September 27, 2008.

Revenue and net loss for the nine months ended October 3, 2009 were $19,070,000 and $952,000 ($0.01 loss per share), respectively, compared to revenue and net loss of $24,083,000 and $2,144,000 ($0.02 loss per share) for the nine months ended September 27, 2008, respectively.  Included in the loss for the nine months ended September 27, 2008 is a loss of $11,300 from our discontinued subsidiary Christenson Electric.

Operating expenses, for the three months ended October 3, 2009 were $2,246,000, compared to $3,024,000 in the three months ended September 27, 2008.  Included in these totals are non cash charges for stock-based compensation of $187,000 and $172,000 for the three months ended October 3, 2009 and September 27, 2008, respectively.  The $778,000 decrease in year over year quarterly expenses was primarily due to staff reductions, salary reductions taken by the management team, and a continued effort to lower operating expenses.

Cash and certificates of deposits were $1,725,000 at October 3, 2009 compared to $710,000 at January 3, 2009, of which $66,800 was restricted at both quarter and year end.

About EnergyConnect Group, Inc.

EnergyConnect delivers industry leading Demand Response technologies and services to commercial, industrial and institutional consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. The EnergyConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability.  For more information about this leading edge technology or about investor relations, visit:  http://www.energyconnectinc.com/.

Forward Looking Statements

This press release includes statements that may constitute “forward-looking” statements.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

##

For further information, please contact:

Investor Relations Contacts:	Andrew Warner, CFO
408-898-4592

ENERGYCONNECT GROUP, INC.
CONSOLIDATED BALANCE SHEET

	October 3	January 3,
	2009	2009
	(Unaudited)

Cash	$1,624,975	$410,101
Certificates of deposit	100,000	300,000
Accounts receivable	10,711,799	4,373,818
Other current assets	324,285	269,144

Total current assets	12,761,059	5,353,063

Intangibles	1,492,609	1,633,622
Other long term assets	329,610	370,139

Total assets	$14,583,278	$7,356,824

Accounts payable	$10,241,733	$5,116,296
Bank line of credit	-	117,257
Other current liabilities	359,426	127,016

Total current liabilities	10,601,159	5,360,569

Note payable, net of debt discount	1,878,671	-

Total liabilities	12,479,830	5,360,569

Shareholders’ equity	2,103,448	1,996,255

Total liabilities and shareholders’ equity	$14,583,278	$7,356,824

ENERGYCONNECT GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
($000’s, except share data)
(Unaudited)

	Three months ended		Nine months ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Revenue	$10,338	$11,461	$19,070	$24,083
Cost of revenues	7,221	6,458	12,161	16,945

Gross profit	3,117	5,183	6,909	7,138

Sales, general and administrative	2,059	2,852	6,525	8,678
Stock-based compensation	187	172	601	644

Total operating expenses	2,246	3,024	7,126	9,322

Income (loss) from operations	871	2,159	(217)	(2,184)

Other income (expense), net	(343)	5	(735)	51

Income (loss) from continuing operations	528	2,164	(952)	(2,133)

Gain (loss) on discontinued operations	-	-	-	(11)

Net income (loss)	$528	$2,164	$(952)	$(2,144)

Net income (loss) per share:
Basic	$0.01	$0.02	$(0.01)	$(0.02)
Diluted	$0.01	$0.02	$(0.01)	$(0.02)

Shares used in per share calculations:
Basic	95,629,961	94,684,424	95,433,808	89,941,134
Diluted	96,839,705	94,697,281	95,433,808	89,941,134